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                                                                     Exhibit 5
                               LATHROP & GAGE L.C.
                                   LAW OFFICES

2345 Grand Boulevard                                     1050/40 Corporate Woods
Suite 2500                                             9401 Indian Creek Parkway
Kansas City, Missouri 64108-2684                Overland Park, Kansas 66210-2007
816-292-2000, Fax 816-292-2001                    816-292-2000, Fax 913-451-0875
                                 JOHN H. CALVERT
                                  816-460-5807
              jcalvert@lathropgage.com or 72741.3656@compuserve.com

                                 August 11, 1997

Board of Directors
SLH Corporation
5000 West 95th Street, Suite 260
P.O. Box 7568
Shawnee Mission, Kansas 66207

Gentlemen,

                  This relates to the legality of the shares of Common Stock of the Company to be distributed pursuant to the SLH Corporation 1997 Stock Incentive Plan (the "Plan"), which shares of Common Stock you are seeking to register with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended on Form S-8 (the "Registration Statement").

         We have acted as counsel to the Company in connection with the adoption of the Plan, the incorporation of the Company, the authorization and issuance of the Company's Common Stock and the registration of shares of Common Stock of the Company under the Registration Statement.

         In rendering the opinions hereinafter expressed, we have examined and relied upon such records, documents, instruments, certificates of public officials, and certificates of officers of the Company, as we have deemed appropriate, including the Registration Statement, the Plan, resolutions authorizing the Plans, and copies of the Articles of Incorporation and Bylaws of the Company.

         Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

         We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

         Our opinions below are limited to the effect of the laws of the state of Missouri, the Kansas General Corporation Law and the Federal laws of the United States. We express no opinion with respect to the effect of the laws of any other jurisdiction on the transactions


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August 11, 1997
Page 2

contemplated by the Registration Statement or the Plans.

         Based on the foregoing, it is our opinion that:

     (1) the Plan has been duly adopted by the Company and approved by the Stockholders of the Company;

     (2) if authorized but previously unissued shares of Common Stock of the Company or issued shares of Common Stock that are held by the Company in its treasury shall be issued by the Company pursuant to the Plan in accordance with the terms thereof, and the said shares shall be distributed to the participants in the Plan pursuant to the provisions thereof, the said shares of Common Stock will be legally issued, validly outstanding, and fully paid and non-assessable.

         We hereby consent to be named, in the Registration Statement, and amendments thereto, by which the securities to be issued pursuant to the Plan are registered with the Securities and Exchange Commission, and in any prospectus relating to the Plan, as counsel for the Company who has passed upon the legality of the securities registered thereby. We further consent to the filing of this opinion as an exhibit to the registration statement.


                                Very truly yours,

                               LATHROP & GAGE L.C.

                                   s/John H. Calvert
                            By:
                                 John H. Calvert